Exhibit 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2012 Results

SUNNYVALE, Calif.--January 26, 2012--GSI Technology, Inc. (Nasdaq: GSIT) reported net income of $991,000, or $0.03 per diluted share, on net revenues of $20.0 million in its third fiscal quarter ended December 31, 2011, compared to net income of $5.8 million, or $0.20 per diluted share, on net revenues of $26.2 million in the third quarter of fiscal 2011.

Third-quarter fiscal 2012 results were impacted by $3.0 million in litigation related expenses, whereas there were no such expenses in the comparable period a year ago. In the prior quarter ended September 30, 2011, during which the Company incurred $1.9 million in litigation related expenses, net income was $1.7 million, or $0.06 per diluted share, on net revenues of $20.8 million. The litigation related expenses were primarily associated with a previously announced patent infringement proceeding pending before the United States International Trade Commission (the “ITC”) that was instituted on July 21, 2011 and is scheduled for trial in March 2012.

For the nine months ended December 31, 2011, net income was $5.9 million, or $0.20 per diluted share, on net revenues of $63.8 million, compared to net income of $15.5 million, or $0.53 per diluted share, on net revenues of $75.9 million in the first nine months of fiscal 2011.

Third-quarter revenues were higher than had been anticipated when the Company first provided guidance for the third quarter last October, due in large part to higher-than-expected sales to Cisco Systems, the Company's largest customer, largely as a result of production problems experienced by another supplier. Direct and indirect sales to Cisco were $9.9 million in the third quarter compared to $7.9 million in the second quarter and $9.8 million in the third quarter of fiscal 2011. The increased sales to Cisco Systems more than offset slightly weaker-than-expected sales in Asia.

Third-quarter gross margin and operating margin were, respectively, 43.9% and 3.4% compared to 46.2% and 25.5% a year ago and 43.6% and 9.2% in the second quarter. Research and development expense of $2.6 million was unchanged from a year ago and only slightly lower than the $2.7 million reported in the second quarter. Including the aforementioned litigation related expenses, selling, general and administrative expense was $5.5 million in the third quarter compared to $4.4 million in the second quarter and $2.8 million a year ago.

"Despite again incurring extraordinary litigation related expenses, we are pleased to report our thirty-third consecutive quarter of profitability," said Lee-Lean Shu, Chairman and Chief Executive Officer of GSI. "Those expenses, as I have noted in the past, constitute an important and necessary investment in GSI's future. In our view, GSI has infringed no valid Cypress patents, and from the outset it has been our opinion that both the original lawsuit and the ITC complaint are without merit and represent little more than an attempt on the part of Cypress to stifle competition and monopolize the market for very fast SRAMs. With the trial expected to begin in March, we are optimistic that by year end the matter will have been resolved in our favor."

Third-quarter direct and indirect sales to Cisco Systems were $9.9 million, or 49.5% of net revenues, compared to $7.9 million, or 38.0% of net revenues, in the second quarter; third-quarter fiscal 2011 sales to Cisco Systems were $9.8 million, or 37.2% of net revenues. Sales to Huawei Technologies were $1.5 million or 7.6% of net revenues, compared to $774,000, or 3.7% of net revenues, in the second quarter, and $2.8 million, or 10.7% of net revenues, a year ago.

Military/defense sales, at 6.3% of shipments in the third quarter versus 10.0 % in the prior quarter, were down in both dollar terms and as a percentage of shipments; in the comparable period a year ago, military/defense sales, which historically have varied considerably from quarter to quarter, were 8.8% of shipments. SigmaQuad sales were 32.1% of total shipments compared to 35.4% in the second quarter and 32.1% in the third quarter of fiscal 2011.

Total third-quarter fiscal 2012 pre-tax stock-based compensation expense was $532,000 compared to $515,000 in the prior quarter and $428,000 in the third quarter of fiscal 2011.

At December 31, 2011, the Company had $52.0 million in cash, cash equivalents and short-term investments, $37.6 million in long-term investments, $79.6 million in working capital, no debt, and stockholders’ equity of $129.2 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. Under the repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the third quarter of fiscal 2012 the Company purchased 890,826 shares at an average cost of $4.77 per share. To date, the Company has repurchased a total of 2,417,487 shares under the repurchase program at an average cost of $3.57 per share for a total cost of $8.6 million.

Outlook for Fourth-Quarter Fiscal 2012

The Company currently expects revenues in the fourth quarter of fiscal 2012 to be in the range of $15 to $18 million, with gross margin of approximately 43.5%. Like others in our industry, we expect that continued market weakness will negatively impact our sales during the quarter. In addition, the benefit that we experienced due to the production problems at one of Cisco Systems’ other suppliers was temporary and appears to have been resolved. Finally, although third-quarter revenues exceeded our earlier forecast, we believe that they were negatively affected by uncertainty regarding our pending patent litigation with Cypress. We believe that this uncertainty will continue to affect our revenues, and will likely have an increased impact in the fourth quarter. We also expect that ongoing legal expenses related to the patent litigation will continue to affect our operating income and our bottom line. These expenses are estimated to be approximately $3 million during the fourth quarter, as we prepare for trial in March 2012.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2011 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PST (4:30 p.m. EST) today, January 26, 2012. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 40911890. You may also listen to the teleconference live via the Internet at www.gsitechnology.com. For those unable to attend, this Web site will archive the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; the expense and unpredictable outcome of the pending litigation mentioned in this release; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010

Net revenues	$19,975	$20,783	$26,244	$63,806	$75,909
Cost of goods sold	11,208	11,725	14,121	35,804	40,791

Gross profit	8,767	9,058	12,123	28,002	35,118

Operating expenses:

Research & development	2,627	2,698	2,632	7,964	8,031
Selling, general and administrative	5,453	4,447	2,791	13,299	8,252
Total operating expenses	8,080	7,145	5,423	21,263	16,283

Operating income	687	1,913	6,700	6,739	18,835

Interest and other income, net	157	99	(48)	402	216

Income before income taxes	844	2,012	6,652	7,141	19,051
Provision (benefit) for income taxes	(147)	348	814	1,214	3,587
Net income	$991	$1,664	$5,838	$5,927	$15,464

Net income per share, basic	$0.03	$0.06	$0.21	$0.21	$0.56
Net income per share, diluted	$0.03	$0.06	$0.20	$0.20	$0.53

Weighted-average shares used in computing per share amounts:

Basic	28,504	28,880	28,076	28,713	27,858
Diluted	29,189	29,894	29,751	29,861	29,245

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010

Cost of goods sold	$79	$83	$60	$237	$236
Research & development	275	258	208	787	622
Selling, general and administrative	178	174	160	533	446
	$532	$515	$428	$1,557	$1,304

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010

Selling, general and administrative	$2,933	$1,933	$0	$5,673	$0

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2011	March 31, 2011
Cash and cash equivalents	$29,373	$25,952
Short-term investments	22,579	26,033
Accounts receivable	8,313	15,042
Inventory	20,524	21,380
Other current assets	9,623	7,304
Net property and equipment	12,409	13,545
Long-term investments	37,590	30,938
Other assets	1,626	1,723
Total assets	$142,037	$141,917

Current liabilities	$10,766	$15,676
Long-term liabilities	2,027	1,561
Stockholders' equity	129,244	124,680
Total liabilities and stockholders' equity	$142,037	$141,917

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle, CFO
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550